AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FEDERAL LIFE INSURANCE COMPANY (MUTUAL)

ARTICLE I

The name of the Company shall be Federal Life Insurance Company; its principal office shall be in Riverwoods, Illinois. The Company has converted from mutual to stock form effective March 10, 2016 pursuant to a Plan of MHC Conversion dated November 20, 2014, under which a mutual insurance holding company was formed to own directly or indirectly the voting securities in the Company in accordance with Section 59.2, 215 ILCS 5/59.2 (“Section 59.2”), of the Illinois Insurance Code, 215 ILCS 5.1 et seq, (the “Illinois Insurance Code”); and

In accordance with Section 59.2(10)(a), the Company is the continuing corporation having the original date of incorporation of Federal Life Insurance Company (Mutual);

ARTICLE II

The total number of shares of common stock which the Company shall have authority to issue is 25,000,000 common shares and the par value of each such share is $1.00; 2,500,000 common shares will be issued on the effective date of the conversion.

ARTICLE III

The corporate powers of the Company shall be exercised by a Board of Directors. Until otherwise fixed, the number of directors shall be not less than five nor more than ten. At least three directors shall be residents and citizens of Illinois. Directors must be at least 18 years of age.

The Directors shall be divided into three classes which shall be as nearly equal in number as possible, each class to hold office for a period of three years and to be elected alternatively every three years at the annual meeting. The terms for the classes of the initial Board of Directors shall expire in 2016, 2017 and 2018 respectively. At each succeeding annual meeting of shareholders, respective successors shall be elected for three-year terms. Directors shall hold office until the annual meeting at which the term of his office expires, or until his earlier death, resignation or removal.

The Directors shall have power to make by-laws not inconsistent with the Constitution and laws of the State of Illinois, or of the United States, and from time to time to add to, amend, or repeal same.

Vacancies in the Board of Directors shall be filled by the shareholders at any annual meeting or at any special meeting called for that purpose.

ARTICLE IV

The officers of the Company shall be elected annually by the Directors at the meeting of the Board first held after the annual meeting of the policyholders and shall hold office until their respective successors be elected, the office discontinued or the officer removed by the Directors.

Vacancies in official positions may be filled or additional officers elected at any annual meeting, at any regular meeting or at any special meeting called for that purpose.

The officers to be elected and their duties shall be determined by the by-laws or by resolution of the Directors.

A majority of the officers shall be citizens of the State of Illinois at the time of their election.

ARTICLE V

The objects and purposes of said Company are to make insurance on the lives of persons and every insurance pertaining thereto or connected therewith, to grant or dispose of annuities, to insure persons against bodily injury, disability or death resulting from accident and provide benefits for disability caused by disease pursuant to the provisions of the laws of the State of Illinois, to engage in any form of insurance provided for in clause (a) and clause (b) of Class 1 of Section 4 of the Illinois Insurance Code, and to engage in any other lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which a life insurance company may be organized under the insurance laws of the State of Illinois.

ARTICLE VI

The Company shall be perpetual.

IN WITNESS WHEREOF, Federal Life Insurance Company has caused these amended Articles of Incorporation to be executed in its name by its duly authorized officer and its corporate seal affixed hereto this 18th day of March, 2016.

/s/ Joseph D. Austin
Joseph D. Austin
Chairman of the Board and Chief Executive Officer
[corporate seal]

Attest:

Secretary /s/ Judy A. Manning

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